                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                               September 28, 2001

                               ASCENT ENERGY INC.

             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                              (State of formation)



      333-57746*                                                 72-1493233
(Commission File Number)                                       (IRS Employer
                                                             Identification No.)



                  1700 Redbud, Suite 450, McKinney, Texas 75069
              (Address of Registrant's principal executive offices)

        Registrant's telephone number, including area code (972) 547-7150

                                 Not Applicable
          (Former name or former address, if changed since last report)


The commission file number refers to a registration statement on Form S-4 filed by the Company under the Securities Act of 1933, which became effective June 29, 2001.

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS

(a) Financial Statements of Business Acquired

ASCENT ENERGY INC.

STATEMENTS OF OIL AND GAS
REVENUE AND DIRECT OPERATING
AND PRODUCTION EXPENSES OF CERTAIN
ACQUIRED PROPERTIES FOR THE
YEAR ENDED DECEMBER 31, 2000 AND THE
PERIOD FROM JANUARY 1, 2001 THROUGH MAY 15, 2001
TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Ascent Energy Inc.:

We have audited the accompanying statements of oil and gas revenue and direct operating and production expenses relating to the Company's interest in certain oil and gas producing properties (the Properties) for the year ended December 31, 2000 and for the period from January 1, 2001 through May 15, 2001 (the Statements). These statements are the responsibility of management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Form 8-K/A filed by Ascent Energy Inc.) and are not intended to be a complete presentation of the revenue and expenses of the Properties mentioned above.

In our opinion, the statements referred to above present fairly, in all material respects, the oil and gas revenue and direct operating and production expenses of the Properties for the year ended December 31, 2000 and for the period from January 1, 2001 through May 15, 2001, in conformity with accounting principles generally accepted in the United States.



                                  /s/ ARTHUR ANDERSEN LLP

                                  New Orleans, Louisiana,
                                  December 14, 2001

                        ASCENT ENERGY INC.'S INTEREST IN
                    CERTAIN OIL AND GAS PRODUCING PROPERTIES

                      STATEMENTS OF OIL AND GAS REVENUE AND
                    DIRECT OPERATING AND PRODUCTION EXPENSES



                                           Period From
                                    January 1, 2001 through      Year Ended
                                          May 15, 2001        December 31, 2000
                                    -----------------------   -----------------
OIL AND GAS REVENUE                 $            10,309,626   $      11,475,489

LESS: Direct operating and
          production expenses
          (including production
          taxes)                                  1,092,201           2,258,340
                                    -----------------------   -----------------

REVENUE IN EXCESS OF DIRECT
   OPERATING AND PRODUCTION
   EXPENSES                         $             9,217,425   $       9,217,149
                                    =======================   =================



See accompanying notes to financial statements.

                    ASCENT ENERGY INC.'S INTEREST IN CERTAIN
                        OIL AND GAS PRODUCING PROPERTIES

                 NOTES TO STATEMENTS OF OIL AND GAS REVENUE AND
                    DIRECT OPERATING AND PRODUCTION EXPENSES

1. BASIS OF PRESENTATION:



Ascent Energy Inc. (Ascent) acquired Devo Holding Company, LLC (Devo) and its subsidiary, Devo Operating Company, LLC through a statutory merger under Delaware law on September 28, 2001. The assets of Devo and its subsidiary consist primarily of South Texas producing oil and gas properties. Ascent issued $75 million principal amount of its 11 3/4% Senior Notes due April 30, 2006 (the Notes) for the acquisition. Approximately $65.7 million of the Notes were issued in exchange for all the principal and accrued interest outstanding under Devo's Senior Secured Notes, as consideration for the acquisition approximately $6.5 million were issued and approximately $2.8 million were issued as a financial advisory fee to Jefferies & Co., Inc. (Jefferies) who, together with Trust Company of the West (TCW) and its affiliates hold substantially all of Devo's Senior Secured Notes and equity, and are the principal stockholders of Ascent. Approximately $6.5 million of the Notes were issued to the members of Devo who are also the controlling stockholders of Ascent in the acquisition. The Notes were issued at a 1% discount with interest payable semiannually beginning
April 30, 2002.

Devo was organized on May 9, 2001 by the majority stockholders of Ascent to facilitate the acquisition of properties from Devonian Energy Partners, LP (Devonian), which was completed on May 15, 2001. The properties were acquired by certain of Devo's members and their affiliates and contributed to Devo in exchange for Devo's Senior Secured Notes. Devonian was paid approximately $64.5 million for interests in oil and gas properties located in South Texas. Devo paid debt issuance costs of $1.5 million to Jefferies and $0.4 million to TCW in connection with the acquisition of the properties.

The accompanying statements of oil and gas revenue and direct operating and production expenses, which are prepared on the accrual basis of accounting, relate to the interests in producing oil and gas properties described above and may not be representative of future operations. For example, oil and natural gas prices have declined significantly since December 31, 2000. The statements do not include federal and state income taxes, interest, depletion, depreciation and amortization or general and administrative expenses because such amounts would not be indicative of those expenses which would be incurred by the Company. The statements include oil and gas revenue and direct operating and production expenses, including production taxes of $796,000 and $740,000 in 2000 and 2001, respectively.

Revenues are recorded upon the sale and delivery of product. Gas imbalances are not significant.

Routine operation of the Properties was performed by a contract operator during the periods presented. Amounts included in direct operating and production expenses related to this contract were $112,000 and $49,000 in 2000 and 2001, respectively.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.

2. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED):

    The net proved oil and gas reserves for the periods shown were derived from the estimates of the future net oil and gas reserves of the properties as of September 30, 2001, adjusted for pricing, production and development activities. The future net oil and gas reserves of the properties as of September 30, 2001, were estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions at the respective dates. There are numerous uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. In addition, the present values should not be construed as the market value of the oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

    The following table sets forth an analysis of the estimated quantities of net proved and proved developed oil and natural gas reserves, all of which are located onshore in the continental United States:

                                                Oil in       Natural
                                                 Bbls      Gas in Mcf
                                               --------    ----------
Proved reserves as of January 1, 2000 .....    1,703,007   48,449,987
    Production ............................       29,340    2,899,809
                                              ----------   ----------

Proved reserves as of December 31, 2000 ...    1,673,667   45,550,178
     Production ...........................       20,053    1,528,906
                                              ----------   ----------

Proved reserves as of May 15, 2001 ........    1,653,614   44,021,272
                                              ==========   ==========

Proved developed reserves:

    as of December 31, 2000 ...............      840,022   25,635,397
                                              ==========   ==========

    as of May 15, 2001 ....................      836,212   25,008,545
                                              ==========   ==========

    The following tables present the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the Financial Accounting Standards Board (FASB). The future net cash flows or the discounted future net cash flows, referred to in the table below, do not necessarily represent the fair value of our estimated oil and gas reserves. As required by the Securities and Exchange Commission (SEC), we determine future cash flows using market prices for oil and gas on the last day of the fiscal period. The weighted average product prices used for the properties in the above tables at May 15, 2001 were $18.38 per barrel of oil and $4.15 per Mcf of gas and at December 31, 2000 was $17.79 per barrel of oil and $9.79 per Mcf of gas. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate. The tables below do not include the effect of income taxes on the Properties future cash flows because the Properties are not a separate tax paying entity.

                                                                            Standardized Measure of Discounted
                                                                                   Future Net Cash Flows
                                                                         -----------------------------------------
                                                                           May 15, 2001          December 31, 2000
                                                                         -----------------       -----------------
Future cash inflows ..................................................         213,081,704             475,710,779

Future production, development and abandonment costs .................          40,744,408              43,856,491
                                                                         -----------------       -----------------

Future net cash flows ................................................         172,337,296             431,854,288

10% annual discount ..................................................          73,210,720             169,817,534
                                                                         -----------------       -----------------

Standardized measure of discounted future net cash flows relating
to proved reserves ...................................................          99,126,571             262,036,754
                                                                         =================       =================

                                                           Analysis of Changes in
                                                            Standardized Measure
                                                     -----------------------------------
                                                     Period From
                                                      January 1,             Year Ended
                                                       2001 to                December
                                                     May 15, 2001             31, 2000
                                                     ------------           ------------
Standardized measure at beginning of year ........    262,036,574             45,152,826
                                                     ------------           ------------
Sales of oil and gas, net of production costs ....     (9,217,425)            (9,217,149)
Net change in sales price ........................   (182,652,367)           217,248,139
Previously estimated development costs incurred...      2,756,137              4,337,655
Accretion of discount ............................     26,203,657              4,515,283
                                                     ------------           ------------
Standardized measure at end of period ............     99,126,576            262,036,754
                                                     ============           ============

    Costs incurred in oil and natural gas activities for the periods were as follows:

                                                             Period From
                                        January 1,            Year Ended
                                          2001 to               December
                                        May 15, 2001            31, 2000
                                        ------------           -----------
    Development costs .............       2,756,137            4,337,655

 (b) Financial Statements of Business Acquired

DEVO HOLDING COMPANY, LLC

CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 28, 2001
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM INCEPTION (MAY 9, 2001) THROUGH SEPTEMBER 28, 2001
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
FOR THE PERIOD FROM INCEPTION (MAY 9, 2001) THROUGH SEPTEMBER 28, 2001 CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD MAY 15, 2001
TO SEPTEMBER 28, 2001
TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Ascent Energy Inc.:

We have audited the accompanying consolidated balance sheet of Devo Holding Company, LLC (a Delaware limited liability company) and subsidiary as of September 28, 2001 and the related consolidated statements of operations, changes in members' equity and cash flows for the period from inception (May 9, 2001) through September 28, 2001. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Devo Holding Company, LLC as of September 28, 2001 and the results of its operations and its cash flows for the period from inception (May 9, 2001) through September 28, 2001, in conformity with accounting principles generally accepted in the United States.



                                  /s/ ARTHUR ANDERSEN LLP

                                  New Orleans, Louisiana,
                                  December 14, 2001

                            DEVO HOLDING COMPANY, LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 28, 2001


                                     ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                      $  5,834,398
    Accounts  receivable                                                363,944
    Prepaid expenses                                                     18,294
    Fair value of derivatives                                         2,638,233
                                                                   ------------
         Total current assets                                         8,854,869

PROPERTY AND EQUIPMENT, at cost:
    Oil and gas properties, full cost method, net of accumulated
      depreciation, depletion, and amortization of $3,246,965        62,413,050

OTHER ASSETS:
    Debt issue costs, net of amortization of $403,027                 1,529,973
                                                                   ------------

TOTAL ASSETS                                                       $ 72,797,892
                                                                   ============
                         LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                               $    102,121
    Accrued liabilities                                                 470,829
    Accrued interest                                                    663,558
                                                                   ------------

         Total current liabilities                                    1,236,508

    Senior Secured Notes, net of discount of $792,244                61,207,757
      Senior Secured Payment-in-Kind Notes                            2,384,877
                                                                   ------------
         Total liabilities                                           64,829,142

MEMBERS' EQUITY:
    Paid in capital                                                   6,000,000
    Accumulated deficit                                                (354,483)
    Other comprehensive income                                        2,323,233
                                                                   ------------
         Total members' equity                                        7,968,750
TOTAL LIABILITIES AND MEMBERS' EQUITY                              $ 72,797,892
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                            DEVO HOLDING COMPANY, LLC
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE PERIOD FROM INCEPTION (MAY 9, 2001)
                           THROUGH SEPTEMBER 28, 2001


Revenues:
  Oil sales and gas sales                    $ 7,464,022
  Other income                                    61,749
                                             -----------

     Total revenues                            7,525,771
Costs and expenses:
  Production taxes                               520,587
  Lease operating expenses                       377,643
  General and administrative expenses             96,598
  Interest expense                             3,638,461
  Depreciation, depletion and amortization     3,246,965
                                             -----------
     Total expenses                            7,880,254
                                             -----------
Net (loss) attributed to members                (354,483)
                                             ===========


                            DEVO HOLDING COMPANY, LLC
                     STATEMENT OF CHANGES IN MEMBERS' EQUITY
                   FOR THE PERIOD FROM INCEPTION (MAY 9, 2001)
                           THROUGH SEPTEMBER 28, 2001

Members' Equity Balance at inception May 9, 2001            --

      Capital contribution                         $ 6,000,000

      Net loss attributed to members                  (354,483)

Accumulated other comprehensive income:
       Fair value of derivatives adjustment          2,323,233
                                                   -----------
              Comprehensive income                   1,968,750
                                                   -----------
Members' Equity Balance at September 28, 2001      $ 7,968,750
                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                            DEVO HOLDING COMPANY, LLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (MAY 9, 2001) THROUGH SEPTEMBER 28, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                 $  (354,483)
  Adjustments to reconcile net loss to net cash provided
     by operating activities-
        Depreciation, depletion and amortization             3,836,991

  Change in assets and liabilities-
     Accounts receivable and other assets                     (382,238)
     Accounts payable and accrued liabilities                1,236,510
     Amount paid for puts                                     (315,000)
     Noncash interest expense funded through PIK Notes       2,384,877
                                                           -----------
           Net cash provided by operating activities         6,406,657

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash paid for Devonian                                (1,550,883)
  Purchase of other property and equipment                  (3,088,376)
                                                           -----------
           Net cash used in investing activities            (4,639,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of equity                                         6,000,000
  Debt issue costs                                          (1,933,000)
                                                           -----------
           Net cash provided by financing activities         4,067,000
                                                           -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                    5,834,398
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                     --
CASH AND CASH EQUIVALENTS - END OF PERIOD                  $ 5,834,398
SUPPLEMENTAL DISCLOSURES:
  Cash paid for-
     Interest                                              $        --

   The accompanying notes are an integral part of these financial statements.

                            DEVO HOLDING COMPANY, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 28, 2001

1. ORGANIZATION AND MERGERS

Devo Holding Company, LLC (Devo) was organized on May 9, 2001 by the principal stockholders of Ascent Energy Inc. (Ascent) to facilitate the acquisition of oil and gas properties from Devonian Energy Partners, LP (Devonian). The properties were acquired by certain of Devo's members and their affiliates and contributed to Devo in exchange for Devo's Senior Secured Notes. Devo completed the acquisition of the Devonian properties and Devo began its operations on May 15, 2001. Devonian was paid approximately $64.5 million for interests in oil and gas properties located in South Texas.

Devo financed the acquisition of the Devonian properties by issuing $62.0 million, principal amount in two-year 7.7% notes that provided for interest to be paid in kind (PIK Notes), semiannually beginning August 31, 2001, at Devo's election and were issued at a 1.5% discount. In addition, Devo issued 10,000 membership units for $6,000,000. The notes and equity issued by Devo were issued to the principal shareholders of Ascent. Of the $1.9 million debt issuance costs, $1.5 million was paid to Jefferies and $0.4 million was paid to TCW (see "Ascent Merger" below). Net assets acquired in the transaction were as follows (in thousands):

Oil and gas properties         62,572
Working capital                    49
Senior Secured Notes issued   (61,070)
                              -------
Net cash paid                   1,551

Devo's financial statements at September 28, 2001 and for the period then ended include the results of Devo's wholly owned subsidiary Devo Operating Company, LLC on a consolidated basis. All material intercompany balances have been eliminated.

ASCENT MERGER

Ascent Energy Inc. (Ascent) acquired Devo Holding Company, LLC (Devo) and its subsidiary, Devo Operating Company, LLC, through a statutory merger under Delaware law on September 28, 2001. The assets of Devo and its subsidiary consist primarily of South Texas producing oil and gas properties. Ascent issued $75 million principal amount of its 11 3/4% Senior Notes due April 30, 2006 (the Notes) for the acquisition. Approximately $65.7 million of the Notes were issued in exchange for all the principal and accrued interest outstanding under Devo's Senior Secured Notes as consideration for the acquisition approximately $2.8 million were issued as a financial advisory fee to Jefferies & Co., Inc. (Jefferies) who, together with Trust Company of the West (TCW) and its affiliates hold substantially all of Devo's Senior Secured Notes and equity, and are the principal stockholders of Ascent. Approximately $6.5 million of the Notes were issued to the members of Devo who are also the controlling stockholders of Ascent as consideration in the acquisition. The Notes were issued at a 1% discount with interest payable semiannually beginning April 30, 2002. The Notes are redeemable after April 30, 2004 at 105%. Prior to that date, Ascent may redeem up to 35% of the Notes at 111%. The Notes subject Ascent to certain covenants which, among other things, limit Ascent's ability to pay dividends, incur additional indebtedness and certain lease obligations, issue preferred stock, and exchange or transfer assets.

2. SIGNIFICANT ACCOUNTING POLICIES

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Devo considers all highly liquid investments in overnight securities through our commercial bank accounts to be cash and cash equivalents.

Oil and Gas Properties

The Company's exploration and production activities are accounted for under the full cost method. Accordingly, all costs associated with development of oil and gas properties are capitalized, including dry hole costs, delay rentals, and geological and geophysical costs. No internal costs associated with the development of oil and gas properties have been capitalized as such activity has not been significant. Devo uses a contract operator to perform operational accounting responsibilities with respect to its oil and gas properties. Depreciation, depletion and amortization of oil and gas properties are computed using the unit-of-production method based on estimated proved reserves.

Under the full cost method of accounting, Devo is required to periodically compare the present value (discounted at 10%) of the estimated future net cash flows from proved reserves (based on posted prices at September 28, 2001) to the net capitalized costs of proved oil and gas properties and writedown the value of oil and gas property costs to the value of discounted estimated future net cash flows for the amount by which the property costs exceed the discounted future cash flows. Due to low commodity prices at September 28, 2001, as compared to the pricing scenarios used in the acquisition of the properties from Devonian, Devo's net capitalized oil and gas property costs exceeded its discounted estimated future net cash flows by $27.7 million at September 28, 2001. This potential impairment is not reflected in the accompanying financial statements because of the Ascent merger which closed on September 28, 2001, which provided full consideration for the book value of the properties. In addition, subsequent to September 28, 2001, gas prices rose significantly.

Oil and Gas Revenue

The Company records oil and gas revenue on the sales method. Gas volumes sold in excess of its entitled share of production were insignificant. Ascent's customers are primarily larger purchasers with significant liquidity and financial resources; thus, management believes credit risk related to these purchasers is not significant.

Fair Value of Financial Instruments

The fair value of the Company's accounts receivable and accounts payable approximates the book values at September 28, 2001. The fair value of Devo's Senior Secured Notes is not determinable due to the exchange transaction described above being executed primarily by and among parties who controlled Devo and Ascent and held the exchanged debt instruments.

Income Taxes

Income taxes are an obligation of the individual members and, accordingly, are not included in the accompanying financial statements. There are differences in accounting policies for financial and tax reporting purposes. Such differences include depreciation and amortization periods. As a result, income for financial reporting purposes is not representative of income for tax reporting purposes. Policies followed by the partnership in the determination of income or loss for Federal income tax purposes are subject to review by the Internal Revenue Service. Any change which may occur as a result of such a review could affect the taxable income of the members, but would not affect the accompanying financial statements.

New Accounting Standards

In July 2001, SFAS No. 143 Accounting for Asset Retirement Obligations was approved, requiring the fair value of liabilities for asset retirement obligations to be recorded in the period incurred. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application permitted. Upon adoption of the standard, we will be required to use a cumulative-effect approach to recognize transition amounts for any existing asset retirement obligation liabilities, asset retirement costs and accumulated depreciation. We have not yet determined the transition amounts.

3. NOTES AND EXCHANGE

On May 15, 2001, Devo issued $62.0 million in principal amount of its in two-year notes providing for interest to be paid in kind (PIK Notes), at Devo's discretion, and were issued at a 1.5% discount. Subsequently, Ascent issued $75.0 million in principal amount of its unsecured 11 3/4 % Senior Notes due April 30, 2006 (the Notes) in a private transaction. Approximately $65.7 million of the Notes were issued to Devo's Senior Secured Note holders for all of the principal and accrued interest outstanding under Devo's Senior Secured Notes due 2003. Approximately $6.5 million of the Notes were issued to Devo's equity holders as consideration in the acquisition. Interest expense for the period includes $590,000 of amortization of debt issue costs and amortization of debt discount on Devo's Senior Secured Notes.

4. LEGAL PROCEEDINGS

From time to time, we may be a party to various legal proceedings. We are not currently party to any lawsuits which management expects could have a material adverse effect on our financial position or results of operations.

5. DERIVATIVES

We enter into hedging transactions to secure a price for a portion of future production that is acceptable to us at the time the transaction is entered into. The primary objective of these activities is to reduce our exposure to the possibility of declining oil and gas prices during the term of the hedge. We do not enter into hedging transactions for trading purposes. We primarily use four forms of hedging contracts: fixed price swaps, puts, collars and physical futures contracts.

Fixed price swaps typically provide monthly payments by us (if prices rise) or to us (if prices fall) based on the difference between the strike price and the agreed-upon average of Houston Ship Channel (HSC) prices.

Put contracts are not costless; they are purchased at a rate per unit of hedged production that fluctuates with the commodity futures market. The historical cost of the put contracts represents our maximum cash exposure. We are not obligated to make any further payments under the put contracts regardless of future commodity price fluctuations. Under put contracts, monthly payments are made to us if HSC prices fall below the agreed upon floor price, while allowing us to fully participate in commodity prices above that floor.

We believe that fluctuations in HSC prices closely match changes in market prices for our production and thus ineffectiveness is not significant. Oil contracts typically settle using the average of the daily closing prices for a calendar month. Natural gas contracts typically settle using the average closing prices of near month HSC futures contracts for the three days prior to the settlement date.

Our hedge positions as of September 28, 2001 are summarized as follows:

                 PUTS
                 GAS
         VOLUME
         (BBTUS)        FLOOR
 2001     0.180      3.50 - 4.00
 2002     0.420      3.50 - 4.00
 2003        --           -

                FIXED PRICE GAS SWAPS
           Volume (Bbtus)          Price
 2001          0.368               3.60
 2002          1.460               3.60
 2003          0.972               3.60

At September 28, 2001, the unsettled contracts were recorded as assets totaling $2.6 million. All changes in fair values of the puts and swaps were recorded in equity through other comprehensive income, amounting to $2.3 million.

6. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED):

The net proved oil and gas reserves at September 30, 2001 have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions at the respective dates. There are numerous uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. In addition, the present values should not be construed as the market value of the oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

The following table sets forth an analysis of the estimated quantities of net proved and proved developed oil and natural gas reserves, all of which are located onshore in the continental United States:

                                                        Oil in        Natural Gas
                                                         Bbls           in Mcf
                                                     ------------    ------------
Proved reserves as of May 15, 2001 ...............             --              --
    Acquisition of reserves ......................      1,653,614      44,021,272
    Extensions, discoveries and other additions ..             --              --
     Production ..................................         18,367       1,695,588
                                                     ------------    ------------

Proved reserves as of September 28, 2001 .........      1,635,247      42,325,684
                                                     ============    ============

Proved developed reserves:

    as of September 28, 2001 .....................        832,722      24,313,354
                                                     ============    ============

    The following tables present the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the FASB. You should not assume that the future net cash flows or the discounted future net cash flows, referred to in the table below, represent the fair value of our estimated oil and gas reserves. As required by the SEC, we determine future cash flows using market prices for oil and gas on the last day of the fiscal period. The weighted average product prices used in the above tables at May 15, 2001 were $18.38 per barrel of oil and $4.15 per Mcf of gas. The weighted average product prices used for the properties in the above tables at September 30, 2001 was $16.96 per barrel of oil and $2.08 per Mcf of gas. Subsequent to September 30, 2001, market prices for gas have increased, and prices for oil have decreased which would result in a change in future cash flows if recomputed using those prices. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate. The tables below do not include the effect of income taxes on Devo's future cash flows because Devo's members are responsible for any potential tax liabilities resulting from Devo's operations and Devo is not a tax paying entity.

                                                         STANDARDIZED MEASURE OF
                                                           DISCOUNTED FUTURE NET
                                                               CASH FLOWS
                                                            --------------------
                                                            SEPTEMBER 30, 2001
                                                            --------------------
Future cash inflows                                                  115,771,212

Future production, development and abandonment costs
                                                                      49,390,300
                                                                     -----------

Future net cash flows                                                 66,380,912

10% annual discount                                                   31,772,119
                                                                     -----------

Standardized measure of discounted future net
cash flows relating to proved reserves                                34,608,793
                                                                     ===========

The following is an analysis of the sources of changes in standardized measure of discounted future net cash flows relating to proved reserves on the pricing basis described above for the period from May 15, 2001 to September 30, 2001.

Standardized measure at beginning of year                                --
Purchase of reserves                                             62,572,000
Sales of oil and gas, net of production costs                    (6,565,792)
Net change in sales price                                       (24,039,080)
Previously estimated development costs incurred                   2,641,665
                                                                -----------
Standardized measure at end of period                            34,608,793
                                                                ===========

    Costs incurred in oil and natural gas activities for the period were as follows:


Acquisition costs                                                  62,572,000
Development costs                                                   3,088,376
                                                                   ----------
Total                                                              65,660,376
                                                                   ==========

(c) Pro Forma Financial Data

              CONDENSED UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

         The following condensed unaudited pro forma combined financial information combines the historical statements of operations of Ascent Energy, Inc., Pontotoc Production, Inc. (Pontotoc) and the acquisition of Devo Holding Company, LLC (Devo). No pro forma balance sheet presentation has been made because the acquisitions of Pontotoc and Devo are reflected in Ascent's Form 10-Q for the quarter ended September 30, 2001 previously filed with the Securities and Exchange Commission. Prior to the consummation of the acquisitions described below, our predecessor contributed all of its assets and recorded liabilities to us in exchange for shares of our common stock. For financial reporting purposes, the contribution of assets and recorded liabilities was accounted for using reorganization accounting for entities under common control, which resulted in the retroactive restatement of all financial information about us and our predecessor to reflect the restructuring as if it had occurred at the beginning of the earliest period presented. The terms "Ascent," the "Company," "we," "us" and "our" refer to Ascent Energy Inc. and, unless the context requires otherwise, includes our predecessor and current subsidiaries, including those acquired in Ascent's acquisition of Pontotoc and Devo. The condensed unaudited pro forma combined financial statements should be read in conjunction with the description of the merger incorporated by reference in this filing, the historical financial statements and related notes of Pontotoc and Devo and the historical financial statements and related notes of Ascent.

                              PONTOTOC ACQUISITION

         On July 31, 2001, we acquired approximately 91% of Pontotoc's outstanding common stock. We acquired the remaining Pontotoc shares on August 14, 2001 in a second-step merger when we merged Pontotoc into one of our wholly-owned subsidiaries. The purchase price for all the outstanding Pontotoc common stock was approximately $48.5 million in cash and 5.3 million shares of our Series B convertible preferred stock.

         We financed the cash portion of the purchase price for the Pontotoc acquisition through: (i) borrowing $30 million under our credit facility with Fortis Capital Corp.; (ii) a portion of the proceeds from the private sale of 21,100 shares of our Series A redeemable preferred stock and warrants to purchase approximately 4.1 million shares of our common stock; and (iii) existing internal cash resources. The proceeds from the sale of our Series A redeemable preferred stock were approximately $21.1 million. We are required to redeem our Series A redeemable preferred stock at 100% of its liquidation preference, or $21.1 million (plus any unpaid dividends), in July 2006.

                                DEVO ACQUISITION

Ascent Energy Inc. (Ascent) acquired Devo Holding Company, LLC (Devo) and its subsidiary, Devo Operating Company, LLC, through a statutory merger under Delaware law on September 28, 2001. The assets of Devo and its subsidiary consist primarily of South Texas producing oil and gas properties. Ascent issued $75 million principal amount of its 11 3/4% Senior Notes due April 30, 2006 (the Notes) for the acquisition. Approximately $65.7 million of the Notes were issued in exchange for all the principal and accrued interest outstanding under Devo's Senior Secured Notes as consideration for the acquisition approximately $2.8 million were issued as a financial advisory fee to Jefferies & Co., Inc. (Jefferies) who, together with Trust Company of the West (TCW) and its affiliates hold substantially all of Devo's Senior Secured Notes and equity, and are the principal stockholders of Ascent. Approximately $6.5 million of the Notes were issued to the members of Devo who are also the controlling stockholders of Ascent as consideration in the acquisition. The Notes were issued at a 1% discount with interest payable semiannually beginning April 30, 2002.

         The historical income statement data for Devo for the year ended December 31, 2000, and for the period from January 1, 2001 through the date of Devo's acquisition of its properties (May 15, 2001) represent only the revenues and direct operating and production expenses of the properties acquired by Devo for those periods. For the period from May 15, 2001 to September 28, 2001, the historical operating data for Devo includes interest expense related to the notes issued by Devo to fund the acquisition, depreciation and depletion of the Devo property costs and other general and administrative costs related to the operations of Devo.

                             PERIODS OF PRESENTATION

         Pontotoc's fiscal year ended on March 31, Ascent's fiscal year ends on December 31. The combined company utilizes December 31 as its fiscal year end. The following pro forma data was prepared using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. The pro forma combined income statement for the twelve months ended December 31, 2000 combines the latest similar twelve-month periods reported by Ascent and Pontotoc, using Ascent's fiscal year end of December 31 and adjusting Pontotoc's results to reflect the twelve months ended December 31, 2000. The pro forma combined income statement for the nine months ended September 30, 2001 combines the nine month period ended September 30, 2001 reported by Ascent and the period from January 1, 2001 through July 28, 2001 for Pontotoc. This factor affects comparisons of the historical financial information of Ascent, Pontotoc and Devo to the unaudited pro forma combined financial information.

         The unaudited pro forma information is for illustrative purposes only. If the acquisitions had occurred in the past, our combined financial position and operating results might have been different from those presented in the selected unaudited pro forma financial information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the acquisition had occurred in the past, nor should you rely on the unaudited pro forma information as an indication of future results that we will achieve after the acquisitions. The prices reflected in the historical statements of Ascent, Pontotoc and Devo are not reflective of current prices.

                              ASCENT ENERGY INC.
                         CONDENSED UNAUDITED PRO FORMA
                   COMBINED STATEMENTS OF OPERATIONS FOR THE
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                                  Historical
                                                       -------------------------------
                                                            Ascent           Pontotoc
                                                         Nine Months       For the Period
                                                            Ended       From January 1, 2001         Pontotoc Acquisition
                                                        September 30,     to July 28, 2001           Pro Forma Adjustments
                                                       --------------     --------------      -----------------------------------
                                                            2001               2001             Financing           Acquisition
                                                       --------------     --------------      --------------     ----------------

REVENUE:
   Oil and gas sales                                   $  13,747,477      $   5,207,176       $                  $
   Other income                                              154,667            252,685
                                                       -------------      -------------       --------------     ---------------

      Total revenues                                      13,902,144          5,459,861
EXPENSES:
   Operating expenses                                      2,954,116          1,986,631
   Depreciation, depletion and amortization                3,862,508            316,123                                1,691,250(2)
   Production taxes                                          772,080            339,995
   General, administration and other                       2,644,241            547,634
   Interest                                                  218,229            320,031            1,152,839(1)         (320,031)(3)

   Impairment                                              4,250,000
                                                       -------------      -------------       --------------     ---------------
      Total expenses                                      14,701,174          3,510,414            1,152,839           1,371,219
                                                       -------------      -------------       --------------     ---------------

      Net income (loss) before income taxes                 (799,030)         1,949,447           (1,152,839)         (1,371,219)

PROVISION (BENEFIT) FOR INCOME TAXES                        (283,700)           477,371             (409,258)(2)        (272,056)(4)
                                                       -------------      -------------       --------------     ---------------

      Net income (loss)                                     (515,330)         1,472,076             (743,581)         (1,099,163)

DIVIDENDS ON PREFERRED STOCK                                 317,160                               948,840(3)          798,000(5)
                                                       -------------      -------------       --------------     ---------------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS  $    (832,490)     $   1,472,076       $   (1,692,421)    $    (1,897,163)
                                                       =============      =============       ==============     ===============


NET INCOME (LOSS) PER SHARE:
   Basic                                               $       (0.17)     $        0.28
   Diluted                                             $       (0.17)     $        0.28                                         (6)
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                                 4,950,000          5,250,362
     Diluted                                               4,950,000          5,297,836                                         (6)





                                                                              Historical            Historical
                                                          Subtotal             Devonian                Devo
                                                          Pro Forma           Properties           Holding LLC
                                                          Combined          January 1, 2001       May 15, 2001
                                                      Ascent & Pontotoc     to May 14, 2001     To Sept 28,2001
                                                      -----------------     ----------------    ---------------

REVENUE:
   Oil and gas sales                                   $   18,954,653       $  10,309,625       $    7,464,022
   Other income                                               407,352                                   61,749
                                                       --------------       -------------       --------------

      Total revenues                                       19,362,005          10,309,625            7,525,771
                                                       --------------       -------------       --------------
EXPENSES:
   Operating expenses                                       4,940,747             352,229              377,643
   Depreciation, depletion and amortization                 5,869,881                                3,246,965
   Production taxes                                         1,112,075             739,972              520,587
   General, administration and other                        3,191,875                                   96,598
   Interest                                                 1,371,068                                3,688,461

   Impairment                                               4,250,000
                                                       --------------       -------------       --------------
      Total expenses                                       20,735,646           1,092,201            7,930,254
                                                       --------------       -------------       --------------

      Net income (loss) before income taxes                (1,373,641)          9,217,424             (404,483)

PROVISION (BENEFIT) FOR INCOME TAXES                         (487,643)
                                                       --------------       -------------       --------------

      Net income (loss)                                      (885,998)          9,217,424             (404,483)

DIVIDENDS ON PREFERRED STOCK                                2,064,000
                                                       --------------       -------------       --------------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS  $   (2,949,998)      $   9,217,424       $     (404,483)
                                                       ==============       =============       ==============


NET INCOME (LOSS) PER SHARE:
   Basic                                               $        (0.60)
   Diluted                                             $        (0.60)

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                                  4,950,000
     Diluted                                                4,950,000






                                                                                                Pro Forma
                                                               Devo Acquisition                 Combined
                                                             Pro Forma Adjustments               Ascent,
                                                       ---------------------------------        Pontotoc
                                                         Acquisition        Financing           and Devo
                                                       --------------     --------------     --------------

REVENUE:
   Oil and gas sales                                   $                  $                  $   36,728,300
   Other income                                                                                     469,101
                                                       --------------     --------------     --------------

      Total revenues                                                                             37,197,401

EXPENSES:
   Operating expenses                                                                             5,670,619
   Depreciation, depletion and amortization                   231,972(1)                          9,348,818
   Production taxes                                                                               2,372,634
   General, administration and other                          (96,598)(2)                         3,191,875
   Interest                                                                   (3,688,461)(1)
                                                                               6,863,544 (2)      8,234,612
   Impairment                                                                                     4,250,000
                                                       --------------     --------------     --------------
      Total expenses                                          135,374          3,175,083         33,068,558
                                                       --------------     --------------     --------------

      Net income (loss) before income taxes                  (135,374)        (3,175,083)         4,128,843

PROVISION (BENEFIT) FOR INCOME TAXES                        3,080,536(3)      (1,127,154)(3)      1,465,739
                                                       --------------     --------------     --------------

      Net income (loss)                                    (3,215,910)        (2,047,929)         2,663,104

DIVIDENDS ON PREFERRED STOCK                                                                      2,064,000
                                                       --------------     --------------     --------------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS  $   (3,215,910)    $   (2,047,929)    $      599,104
                                                       ==============     ==============     ==============


NET INCOME (LOSS) PER SHARE:
   Basic                                                                                     $         0.12
   Diluted                                                                               (4) $         0.12

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                                                                        4,950,000
     Diluted                                                                             (4)      4,950,000

                              ASCENT ENERGY INC.
                         CONDENSED UNAUDITED PRO FORMA
                    COMBINED STATEMENTS OF OPERATIONS FOR THE
                     TWELVE MONTHS ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------




                                                               Historical
                                               ----------------------------------------
                                                               Pontotoc     Pontotoc
                                                                Twelve      Gathering       Pontotoc Acquisition
                                                  Ascent        Months    Twelve Months     Pro Forma Adjustments
                                                Year Ended      Ended         Ended      ----------------------------
                                               December 31,  December 31,  December 31,                   Gathering
                                                   2000          2000          2000       Financing      Acquisition
                                               ------------  ------------  ------------  ------------    ------------

REVENUES:
   Oil and gas sales                           $ 14,696,688  $  8,758,885  $  1,922,367  $         --    $   (979,449)(1)
   Other income                                     263,801        71,712         3,055            --           9,549(2)
                                               ------------  ------------  ------------  ------------    ------------

        Total revenues                           14,960,489     8,830,597     1,925,422            --        (969,900)
EXPENSES
   Operating expense                              3,353,441     1,941,163       340,541            --              --
   Depreciation, depletion and amortization       4,484,364       791,813        83,426            --              --
   Production taxes                                 559,334       630,640        98,581            --         (70,520)(1)
   General, administration and other              2,656,765       430,302            --            --              --
   Interest                                              --       485,171         1,304     1,537,119(1)           --
   Reorganization cost                            1,007,890            --            --            --              --
   Gas purchases                                         --            --     1,422,800            --        (908,929)(1)
                                               ------------  ------------  ------------  ------------    ------------

        Total expenses                           12,061,794     4,279,089     1,946,652     1,537,119        (979,449)
                                               ------------  ------------  ------------  ------------    ------------

        Net income (loss) before income taxes     2,898,695     4,551,508       (21,230)   (1,537,119)          9,549

Provision (benefit) for income taxes              1,182,432     1,462,183            --      (895,279)(2)       3,437(3)
                                               ------------  ------------  ------------  ------------    ------------

        Net income (loss)                         1,716,263     3,089,325       (21,230)     (641,840)          6,112

Dividends on preferred stock                             --            --            --     1,688,000(3)           --
                                               ------------  ------------  ------------  ------------    ------------

NET INCOME (LOSS) ATTRIBUTABLE
   TO COMMON STOCKHOLDERS                      $  1,716,263  $  3,089,325  $    (21,230) $ (2,329,840)   $      6,112
                                               ============  ============  ============  ============    ============

Net income (loss) per share:
   Basic                                       $       1.74  $       0.60            --
   Diluted                                     $       1.74  $       0.59            --

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                          984,042     5,171,423            --
     Diluted                                        984,042     5,201,430            --






                                               Pontotoc Acquisition   Pro Forma      Historical
                                              Pro Forma Adjustments   Combined        Devonian
                                              ---------------------    Ascent       Year ended
                                                  Pontotoc              and         December 31,
                                                 Acquisition          Pontotoc          2000
                                                 ------------       ------------    ------------

REVENUES:
   Oil and gas sales                             $   (848,462)(1)   $ 23,550,029    $ 11,475,489
   Other income                                            --            348,117              --
                                                 ------------       ------------    ------------

        Total revenues                               (848,462)        23,898,146      11,475,489

EXPENSES
   Operating expense                                 (238,672)(1)      5,396,473       1,462,712
   Depreciation, depletion and amortization         5,055,176(2)      10,414,779              --
   Production taxes                                        --          1,218,035         795,628
   General, administration and other                       --          3,087,067              --
   Interest                                          (485,171)(3)      1,538,423              --
   Reorganization cost                                     --          1,007,890              --
   Gas purchases                                           --            513,871              --
                                                 ------------       ------------    ------------

        Total expenses                              4,331,333         23,176,538       2,258,340
                                                 ------------       ------------    ------------

        Net income (loss) before income taxes      (5,179,795)           721,608       9,217,149

Provision (benefit) for income taxes               (1,495,891)(4)       (256,882)             --
                                                 ------------       ------------    ------------

        Net income (loss)                          (3,683,904)           464,726       9,217,149

Dividends on preferred stock                        1,064,000(5)       2,752,000              --
                                                 ------------       ------------    ------------

NET INCOME (LOSS) ATTRIBUTABLE
   TO COMMON STOCKHOLDERS                        $ (4,747,904)      $ (2,287,274)   $  9,217,149
                                                 ============       ============    ============

Net income (loss) per share:
   Basic                                                            $      (0.46)
   Diluted                                                          $      (0.46)(6)

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                                             4,950,000
     Diluted                                                           4,950,000(6)



                                                                                        Pro Forma
                                                                                        Combined
                                                      Devonian Acquisition               Ascent,
                                                     Pro Forma Adjustments              Pontotoc
                                                -------------------------------           and
                                                 Financing          Acquisition           Devo
                                                ------------       ------------       ------------

REVENUES:
   Oil and gas sales                            $         --       $         --       $ 35,025,518
   Other income                                           --                 --            348,117
                                                ------------       ------------       ------------

        Total revenues                                    --                 --         35,373,635

EXPENSES
   Operating expense                                      --                 --          6,859,185
   Depreciation, depletion and amortization               --         (1,563,947)(1)      8,850,832
   Production taxes                                       --                 --          2,013,663
   General, administration and other                      --                 --          3,087,067
   Interest                                        9,273,567(2)              --         10,811,990
   Reorganization cost                                    --                 --          1,007,890
   Gas purchases                                          --                 --            513,871
                                                ------------       ------------       ------------

        Total expenses                             9,273,567          1,563,947         33,144,498
                                                ------------       ------------       ------------

        Net income (loss) before income taxes     (9,273,567)         1,563,947          2,229,137

Provision (benefit) for income taxes              (3,292,116)         3,826,578 (3)        791,344
                                                ------------       ------------       ------------

        Net income (loss)                         (5,981,451)        (2,262,631)         1,437,793

Dividends on preferred stock                              --                 --          2,752,000
                                                ------------       ------------       ------------

NET INCOME (LOSS) ATTRIBUTABLE
   TO COMMON STOCKHOLDERS                       $ (5,981,451)      $ (2,262,631)      $ (1,314,207)
                                                ============       ============       ============

Net income (loss) per share:
   Basic                                                                              $      (0.27)
   Diluted                                                                            $      (0.27)(4)

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
     Basic                                                                               4,950,000
     Diluted                                                                             4,950,000(4)


NOTES TO CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

         The condensed unaudited pro forma combined financial statements combine the historical statements of operations of Ascent, Pontotoc and Devo (giving effect to the merger using the purchase method of accounting for business combinations). For accounting purposes, Ascent is treated as the acquirer. The historical results of Pontotoc include its 45% interest in Pontotoc Holdings, Inc. (Holdings), the holding company for Pontotoc Gathering, LLC (Gathering), using the equity method of accounting. On March 1, 2001 Pontotoc acquired the remaining 55% of interest in Holdings from a director of Pontotoc and two other directors of Holdings in exchange for 110,000 shares of Pontotoc common stock, making Holdings a consolidated entity for financial reporting purposes. The condensed unaudited pro forma combined statements of operations are presented as if the Pontotoc and Devo acquisitions were effective as of January 1, 2000.

         Under the terms of the Pontotoc merger agreement, Ascent paid $9.00 in cash and one share of Ascent's Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 per share for each outstanding share of Pontotoc common stock and $508,888 to redeem outstanding options (based on $10.50 per share less the exercise price of each option). The estimated fair value of the Series B mandatorily convertible preferred stock was $2.6 million ($.49 per share). The Series B mandatorily convertible preferred stock is convertible into one million shares of common stock, which represents 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis, at the option of the holder up to two years from the date of issuance, unless previously redeemed. Each share of Series B mandatorily convertible preferred stock is convertible into shares of our common stock at a conversion rate of
0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. The Series B mandatorily convertible preferred stock is redeemable at the option of the issuer at any time at a redemption price of $2.50 per share plus accrued, unpaid dividends, and is mandatorily convertible upon two years from the date of issuance. For purposes of diluted earnings per share, the Series B mandatorily convertible preferred stock, as well as the 4,050,000 warrants to purchase common stock (exercisable at $5.21 per share), are viewed as antidilutive.

         The historical financial statements of Ascent for the nine months ended September 30, 2001 include Pontotoc from the date of acquisition (July 31, 2001) through September 30, 2001. The historical financial statements of Ascent for this nine month period include a full cost ceiling writedown as of September 30, 2001 of $4.25 million (based on prices in effect as of November 9, 2001). See Ascent's September 30, 2001 Form 10-Q for further discussion.

Devo Holding Company, LLC (Devo) was organized on May 9, 2001 by the controlling stockholders of Ascent Energy Inc. (Ascent) to facilitate the acquisition of oil and gas properties from Devonian Energy Partners, LP (Devonian). The properties were acquired by certain of Devo's members and their affiliates and contributed to Devo in exchange for the Senior Secured Notes. The Devonian acquisition was completed, and Devo began its operations, on May 15, 2001. Devonian was paid approximately $64.5 million for interests in oil and gas properties located in South Texas. We acquired Devo and its subsidiary concurrently with the private placement of $75 million 11 3/4% Senior Notes due April 30, 2006, on September 28, 2001.

         The historical income statement data for Devo for the year ended December 31, 2000, and for the period from January 1, 2001 through May 15, 2001 represents only the revenues and direct operating and production expenses of the properties for those periods. Only for the period from May 15, 2001 to June 30, 2001, the historical operating data for Devo includes interest expense related to the Senior Secured Notes issued by Devo to fund the acquisition, depreciation and depletion of the properties, and other general and administrative costs related to the operations of Devo.

         In the opinion of management, these pro forma combined financial statements include all adjustments necessary for a fair presentation of the condensed unaudited pro forma combined financial statements. Accounting policies used in the preparation of the pro forma statements are those disclosed in the Forman and Pontotoc historical consolidated financial statements, previously filed with the SEC, and those disclosed in Devo's financial statements included elsewhere in this filing. The condensed unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results that may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions that have occurred since the dates of the pro forma financial statements. The condensed unaudited pro forma combined financial statements should be read in conjunction with the description of the merger incorporated by reference in this filing, the historical financial statements and related notes of Pontotoc and Devo and the historical financial statements and related notes of Ascent.

         The condensed unaudited pro forma combined financial statements give effect to the following assumptions and adjustments:

PONTOTOC ACQUISITION PRO FORMA ADJUSTMENTS

FINANCING

1. Increase in interest resulting from increased debt balance (6.15% of $30,000,000 or $1,845,000), net of additional capitalized interest of $307,881 for the twelve months ended December 31, 2000 and a proportionate amount for the period ended July 31, 2001.

2.       To reflect an effective tax rate of 35.5%

3. To record dividends on Series A mandatorily redeemable preferred stock, at 8% of $21,100,000.

GATHERING ACQUISITION

1. To eliminate affiliated sales to Gathering and related production taxes.

2. To record the reversal of Pontotoc's equity method investment in Gathering, the related equity in income of Gathering, and the equity of Gathering.

3.       To reflect an effective tax rate of 35.5%.

PONTOTOC ACQUISITION

1. Prior to January 1, 2001, Pontotoc recorded as revenue production in inventory at the end of each month. This adjustment conforms Pontotoc's revenue recognition policy to Forman's policy of recognizing revenue. The result is to record the reversal of inventory and related costs at the end of the respective periods.

2. To convert Pontotoc's method for computing depreciation, depletion and amortization to the future gross revenue method and to adjust the provision for depreciation, depletion and amortization based on the pro forma consolidated full cost pool, using the future gross revenue method.

3.       To eliminate interest on Pontotoc debt.

4.       To reflect an effective tax rate of 35.5%.

5. To record dividends on the Series B mandatorily convertible preferred stock outstanding, at 8% annually on the liquidation preference of the Series B mandatorily convertible preferred stock of $2.50 per share.

6. Warrants to purchase 4,050,000 shares of common stock and 1 million shares of common stock issuable upon conversion of the Series B mandatorily convertible preferred stock were not included in the computation of diluted earnings per share because the effect of the assumed exercise of these stock warrants and conversion of these preferred shares as of the beginning of the year would have been antidilutive. The exercise price for the warrants is $5.21 per share and, for purposes of both the earnings per share computation and valuing the Series B mandatorily convertible preferred shares, exceeds the estimated fair value of our common stock.

         Pontotoc maintains its accounting records and reports financial information on a March 31 fiscal year basis. The condensed unaudited pro forma calendar year results of operations for Pontotoc were derived from its previously filed reports as follows (certain reclassifications have been made to the financial information presented to conform with the year ended March 31, 2001 presentation):



                                                                    Less:             Add:
                                                                  Pontotoc           Pontotoc
                                                 Pontotoc        Nine months        Nine months         Pontotoc
                                                Year ended          ended             ended            Year ended
                                                 March 31,       December 31,       December 31,       December 31,
                                                   2000              1999              2000               2000
                                                ----------       ------------       ------------      ------------
Revenues:
    Oil and gas sales........................   $4,832,805        $ 3,309,977       $ 7,236,057       $  8,758,885
    Other income.............................      226,336            195,699            41,075             71,712
                                                ----------        -----------       -----------       ------------
       Total revenues........................    5,059,141          3,505,676         7,277,132          8,830,597
                                                ----------        -----------       -----------       ------------
Expenses:
    Lease operating expense..................    1,505,351          1,091,970         2,204,513          2,617,894
    Depreciation, depletion and                    361,552            225,100           655,361            791,813
       Amortization..........................
    General, administration and other........      239,266            217,439           362,384            384,211
    Interest.................................      107,146            101,533           479,558            485,171
                                                ----------        -----------       -----------       ------------
       Total expenses........................    2,213,315          1,636,042         3,701,816          4,279,089
                                                ----------        -----------       -----------       ------------
Net income before income taxes..............     2,845,826          1,869,634         3,575,316          4,551,508
    Provision for income taxes...............      851,066            560,274         1,171,391          1,462,183
                                                ----------        -----------       -----------       ------------
Net income..................................    $1,994,760        $ 1,309,360       $ 2,403,925        $ 3,089,325
                                                ----------        -----------       -----------       ------------


         Adjustments to reflect net income per weighted average common share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding during the period presented. To compute the combined pro forma basic and diluted net income per share, Ascent's historical weighted average number of basic and diluted shares outstanding were used.

DEVO ACQUISITION PRO FORMA ADJUSTMENTS

DEVO ACQUISITION


1. To adjust the provision for depreciation, depletion and amortization based on the pro forma consolidated full cost pool, using the future gross revenue method.

2. To eliminate general and administrative expense of Devo not expected to be incurred subsequent to the acquisition.

3.       To reflect an effective tax rate of 35.5%.

         The Devonian historical income statement information includes activity solely for the acquired properties from January 1, 2000 through the formation of Devo on May 15, 2001.

FINANCING

1.       To eliminate interest on the Senior Secured Notes.

2. To record interest on 11-3/4% Senior Notes, including amortization of deferred financing costs of $338,892 for the year ended December 31, 2000 and $254,169 for the nine months ended September 30, 2001.

3.       To reflect an effective tax rate of 35.5%.

4. Warrants to purchase 4,050,000 shares of common stock and 1 million shares of common stock issuable upon conversion of the Series B mandatorily convertible preferred stock were not included in the computation of diluted earnings per share because the effect of the assumed exercise of these stock warrants and conversion of these preferred shares as of the beginning of the year would have been antidilutive. The exercise price for the warrants is $5.21 per share and, for purposes of both the earnings per share computation and valuing the Series B mandatorily convertible preferred shares, exceeds the estimated fair value of our common stock.